Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: ir@travelzoo.com
FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2026 Results

NEW YORK, April 23, 2026 — Travelzoo® (NASDAQ: TZOO):

•Revenue of $24.3 million, up 5% year-over-year
•Consolidated operating profit of $3.4 million
•Non-GAAP consolidated operating profit of $3.5 million
•Cash flow from operations of $3.9 million
•Earnings per share (EPS) of $0.23

Travelzoo, the club for travel enthusiasts, today announced financial results for the first quarter ended March 31, 2026. Consolidated revenue was $24.3 million, up 5% from $23.1 million year-over-year. In constant currencies, revenue was $23.6 million, up 2% year-over-year. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members, and membership fees.

In Q1, we continued to invest significantly in acquiring more Club Members when we saw that we can achieve a positive return on investment (ROI). Marketing costs were expensed immediately. Membership fees revenue is recognized ratably over the subscription period of 12 months. In Q1, the number of renewals of memberships jumped to the highest ever. Because renewals of memberships have no acquisition costs, this had a positive impact on EPS. Going forward, we expect renewals of memberships to further increase because of a growing base of members. We refer to our investor presentation.

Net Income attributable to Travelzoo was $2.5 million for Q1 2026, or $0.23 per share, compared with $0.26 per share in the prior-year period.
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Non-GAAP operating profit was $3.5 million. Non-GAAP operating profit excludes stock option expenses ($35,000) and severance expenses ($15,000). Please refer to “Non-GAAP Financial Measures” and the tabular reconciliation below.

“We will continue to leverage Travelzoo's global reach, trusted brand, and strong relationships with top travel suppliers to negotiate more Club Offers for Club Members and add new benefits, such as our popular complimentary airport lounge access worldwide in case of a delayed flight,” said Holger Bartel, Travelzoo's Global CEO. “Travelzoo members are affluent, active, and open to new experiences. We inspire travel enthusiasts to travel to places they never imagined they could. Travelzoo is the must-have membership for those who love to travel as much as we do."

Travelzoo North America
North America business segment revenue increased 4% year-over-year to $15.7 million. Operating profit for Q1 2026 was $3.2 million, or 21% of revenue, compared to operating profit of $3.6 million or 24% of revenue in the prior-year period.

Travelzoo Europe
Europe business segment revenue increased 8% year-over-year to $7.3 million. Operating profit for Q1 2026 was $279,000, or 4% of revenue, compared to operating profit of $228,000, or 3% of revenue in the prior-year period.

Jack’s Flight Club
Jack’s Flight Club is a membership subscription service in which Travelzoo has a 60% ownership interest. Revenue increased 2% year-over-year to $1.3 million. Jack’s Flight Club’s revenue from subscriptions is recognized ratably over the subscription period (quarterly, semi-annually, annually). Operating loss for Q1 2026 was $48,000, compared to operating profit of $12,000 in the prior-year period.

New Initiatives
New Initiatives business segment revenue, which includes Licensing and Travelzoo META, was $17,000. Operating loss for Q1 2026 was $34,000.

In 2020, Travelzoo entered into royalty-bearing licensing agreements with local licensees for the exclusive use of Travelzoo’s brand, business model, and members in Australia, Japan, New Zealand, and Singapore. Under these arrangements, Travelzoo’s existing members in Australia, Japan, New
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Zealand, and Singapore will continue to be owned by Travelzoo as the licensor. Licensing revenue from the licensee in Australia was $10,000 for Q1 2026. Licensing revenue from the licensee in Japan was $7,000 for Q1 2026. Licensing revenue is expected to increase going forward.

Reach
Travelzoo reaches 30 million travelers. This includes Jack's Flight Club. Comparisons to prior periods are no longer meaningful due to strategic developments of the Travelzoo membership.

Income Taxes
The reported income tax provision and reserves for Q1 2026 are $942,000. Travelzoo intends to utilize available net operating losses (NOLs) to largely offset its tax liability for Q1 2026.

Balance Sheet
As of March 31, 2026, cash, cash equivalents and restricted cash were $11.3 million. Cash flow from operations was $3.9 million.

Deferred revenue increased because membership fees are earned over the subscription period. Membership fees revenue is recognized ratably over the subscription period.

Share Repurchase Program
During Q1 2026, the Company repurchased 500,000 shares of its outstanding common stock.

Looking Ahead
For Q2 2026, we expect year-over-year revenue growth to continue. We also expect revenue growth in subsequent quarters, as membership fees revenue is recognized ratably over the subscription period of 12 months, as we acquire new members, and as more Legacy Members become Club Members. Over time, we expect profitability to increase as recurring membership fees revenue will be recognized. In the short-term, fluctuations in reported net income are possible. We might see attractive opportunities to increase marketing. We expense marketing costs immediately.

In 2024, we introduced a membership fee for Travelzoo. Legacy Members, who joined prior to 2024, continue to receive certain travel offers. However, Club Offers and new benefits are only available to Club Members, who pay the membership fee. Therefore, we are seeing many Legacy Members become Club Members over time—in addition to new members who join.

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Non-GAAP Financial Measures
Management calculates non-GAAP operating income when evaluating the financial performance of the business. Calculation of non-GAAP operating income, also called “non-GAAP operating profit” in this press release and today’s earnings conference call, excludes the following items: amortization of intangibles, stock option expenses, and severance-related expenses. This press release includes a table which reconciles GAAP operating income to the calculation of non-GAAP operating income. Non-GAAP operating income is not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"). This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Conference Call
Travelzoo will host a conference call to discuss first quarter 2026 results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call
•access the webcast.

About Travelzoo
We, Travelzoo®, are the club for travel enthusiasts. We reach 30 million travelers. Club Members receive Club Offers negotiated and rigorously vetted by our deal experts around the globe. Our relationships with thousands of top travel companies give us access to irresistible deals. Our club and its benefits are built around the lifestyle of a modern travel enthusiast.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2026	2025
Revenues	$24,273	$23,140
Cost of revenues	5,236	4,172
Gross profit	19,037	18,968
Operating expenses:
Sales and marketing	11,116	10,225
Product development	664	634
General and administrative	3,812	4,305
Total operating expenses	15,592	15,164
Operating income	3,445	3,804
Other income (loss), net	(5)	629
Income from operations before income taxes	3,440	4,433
Income tax expense	942	1,173
Net income	2,498	3,260
Net income attributable to non-controlling interest	20	93
Net income attributable to Travelzoo	$2,478	$3,167

Net income per share—basic	$0.23	$0.27

Net income per share—diluted	$0.23	$0.26

Shares used in per share calculation—basic	10,837	11,670
Shares used in per share calculation—diluted	10,837	12,249
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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$10,571	$10,007
Accounts receivable, net	13,592	10,723
Prepaid income taxes	1,527	1,364
Prepaid expenses and other	2,797	1,302
Total current assets	28,487	23,396
Deposits and other	206	166
Deferred tax assets	4,120	4,202
Restricted cash	754	756
Operating lease right-of-use assets	4,793	4,047
Property and equipment, net	181	231
Intangible assets, net	1,450	1,450
Goodwill	10,944	10,944
Total assets	$50,935	$45,192
Liabilities and Equity
Current liabilities:
Accounts payable	$8,327	$7,761
Merchant payables	13,453	11,665
Accrued expenses and other	4,572	3,926
Deferred revenue	10,657	8,728
Income tax payable	142	279
Operating lease liabilities	2,116	1,811
Total current liabilities	39,267	34,170
Long-term tax liability	10,316	9,260
Long-term operating lease liabilities	4,507	4,184
Total liabilities	54,090	47,614
Common stock	104	109
Tax indemnification	(9,537)	(9,537)
Retained earnings	6,461	7,243
Accumulated other comprehensive loss	(5,297)	(5,331)
Total Travelzoo stockholders’ equity (deficit)	(8,269)	(7,516)
Non-controlling interest	5,114	5,094
Total stockholders' equity (deficit)	(3,155)	(2,422)
Total liabilities and stockholders' equity	$50,935	$45,192
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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2026	2025
Cash flows from operating activities:
Net income	$2,498	$3,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56	76
Stock-based compensation	35	369
Deferred income tax	(25)	4
Net foreign currency effects	77	(106)
Provision of loss (net recoveries) on accounts receivable and refund reserve	11	206
Changes in operating assets and liabilities:
Accounts receivable	(2,873)	434
Prepaid income taxes	(267)	(63)
Prepaid expenses, deposits and other	(1,531)	(418)
Accounts payable	565	(144)
Merchant payables	1,909	(1,651)
Accrued expenses and other	554	867
Deferred revenue	1,983	1,241
Income tax payable	(50)	(949)
Other liabilities	909	158
Net cash provided by operating activities	3,851	3,284
Cash flows from investing activities:
Purchases of property and equipment	(8)	(21)
Net cash used in investing activities	(8)	(21)
Cash flows from financing activities:
Repurchase of common stock	(3,267)	(8,918)
Net cash used in financing activities	(3,267)	(8,918)
Effect of exchange rate on cash, cash equivalents and restricted cash	(14)	142
Net increase (decrease) in cash, cash equivalents and restricted cash	562	(5,513)
Cash, cash equivalents and restricted cash at beginning of period	10,763	17,740
Cash, cash equivalents and restricted cash at end of period	$11,325	$12,227
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Travelzoo
Segment Information from Continuing Operations
(Unaudited)
(In thousands)

Three months ended March 31, 2026	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$15,326	$7,585	$1,345	$17	$24,273
Intersegment revenues	341	(308)	(33)	—	—
Total net revenues	15,667	7,277	1,312	17	24,273
Sales and marketing expenses	6,003	4,521	592	—	11,116
Other expenses	6,416	2,477	768	51	9,712
Operating profit (loss)	3,248	279	(48)	(34)	3,445
Other income (loss), net					(5)
Income from operations before income taxes					3,440

Three months ended March 31, 2025	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$14,830	$6,970	$1,323	$17	$23,140
Intersegment revenues	298	(258)	(40)	—	—
Total net revenues	15,128	6,712	1,283	17	23,140
Sales and marketing expenses	5,700	3,902	623	—	10,225
Other expenses	5,834	2,582	648	47	9,111
Operating profit (loss)	3,594	228	12	(30)	3,804
Other income, net					629
Income from operations before income taxes					4,433

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Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2026	2025
GAAP operating expense	$15,592	$15,164
Non-GAAP adjustments:
Amortization of intangibles (A)	—	26
Stock option expenses (B)	35	369
Severance-related expenses (C)	15	222
Non-GAAP operating expense	15,542	14,547

GAAP operating income	3,445	3,804
Non-GAAP adjustments (A through C)	50	617
Non-GAAP operating income	3,495	4,421

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